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                                                                 Rule 424(b)(2)
                                                              File No. 33-54243


                      SUPPLEMENT DATED NOVEMBER 16, 1995
                                      TO
                      PROSPECTUS DATED NOVEMBER 13, 1995

                            AMERICA WEST AIRLINES

     900,000 shares of Class B Common Stock, $.01 par value per share (the "Class B Common Stock"), of America West Airlines, Inc., a Delaware corporation (the "Company"), are being sold by GPA Group plc, an Irish public limited company (the "Selling Securityholder"), to Salomon Brothers Inc ("Salomon") at $16.51 per share and are being reoffered to the public by Salomon in a fixed price offering initially at $16.625. After the initial public offering, the public offering price may be changed. The Company will not receive any of the proceeds from the sale of Class B Common Stock being sold by the Selling Securityholder.

     Salomon may be deemed to be an underwriter with respect to the transactions described herein within the meaning of the Securities Act, and commissions or discounts received by it may be deemed to be underwriting compensation. The Company has agreed to indemnify the Selling Securityholder and Salomon (to the extent Salomon may be deemed to be an underwriter with respect to the transactions described herein).

     The Company's Class B Common Stock is listed on the New York Stock Exchange under the symbol AWA. On November 14, 1995, the last reported sale price of the Company's Class B Common Stock on the New York Stock Exchange Composite Tape was $16.625 per share.

     INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER THE CAPTION "RISK FACTORS" STARTING ON PAGE 7 OF THE PROSPECTUS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Class B Common Stock is offered subject to receipt and acceptance by Salomon, to prior sale and to Salomon's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the shares of Class B Common Stock will be made at the offices of Salomon Brothers Inc, Seven World Trade Center, New York, New York or through the facilities of The Depository Trust Company on or about November 17, 1995.

     IN CONNECTION WITH THE OFFERING, SALOMON BROTHERS INC MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS B COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.